SUPPLEMENT NO. 1 TO	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS DATED JUNE 29, 2010	Registration No. 333-167034

$125,000,000

Inland Real Estate Corporation

5.0% Convertible Senior Notes due 2029

Offer to Exchange and Offer to Purchase for Cash

Relating to Any and All of the Outstanding 4.625% Convertible Senior Notes due 2026

(CUSIP Nos. 457461AA9 and 457461AB7)

and Solicitation of Consent for Proposed Amendment to the Related Indenture

THE TENDER/EXCHANGE OFFER AND CONSENT SOLICITATION (AS DEFINED IN THE PROSPECTUS) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 5, 2010, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US.   TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

This Supplement No. 1 supplements, and should be read in conjunction with, the prospectus and consent solicitation of Inland Real Estate Corporation, dated June 29, 2010 (referred to herein as the “prospectus”), with respect to our offer to exchange or purchase, subject to the terms and conditions set forth in the prospectus, any or all of our outstanding 4.625% Convertible Senior Notes due 2026 and the related consent solicitation.  Unless otherwise defined in this Supplement No. 1, capitalized and other defined terms used herein have the same meanings as set forth in the prospectus.

On July 29, 2010, we issued a news release extending the expiration date of the tender/exchange offer and consent solicitation to 5:00 p.m., New York City time, on August 5, 2010.  Thus, the term “expiration date” as contained in the prospectus shall mean 5:00 p.m., New York City time, on August 5, 2010, unless further extended or earlier terminated by us.

If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds the Cash Payment Limit, we will accept the Old Notes tendered for purchase on a pro rata basis. The balance of any Old Notes tendered under the Tender Option but not accepted for purchase for cash automatically will be treated as if they had been tendered for exchange under the Exchange Option and will be exchanged for New Notes.  You may not withdraw any Old Notes tendered after the expiration date.

See “Risk Factors” beginning on page 19 of the prospectus for a discussion of certain risks that you should consider before participating in the tender/exchange offer and consent solicitation.   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Supplement or the prospectus. Any representation to the contrary is a criminal offense.

Macquarie Capital

(Dealer Manager)

The date of this Supplement No. 1 is July 29, 2010